Exhibit 10.1

May 26, 2022
CONFIDENTIAL
Ken Lane
[●]
United States
Re: Recognition Award
Dear Ken,
In recognition of your leadership while serving as interim CEO, I am pleased to confirm that the Company will make a charitable contribution to a university of your choice and you will receive a special one-time equity award.
Charitable Contribution
At your direction, the Company will make a $500,000 charitable contribution to a university or universities of your choice for the purpose of fostering DEI education and supporting key initiatives in the DEI landscape. This contribution will be made on your behalf and must be made by December 31, 2023.
Equity Award
Effective as of May 26, 2022, you will be granted a Restricted Stock Unit Award (“RSU Award”) of approximately $1,500,000 equivalent under the LyondellBasell Industries Long-Term Incentive Plan (the “LTI Plan”), with 2-year cliff vesting period. The RSU Award is subject to the RSU Award Agreement and other LTI Plan documents. You can download the RSU Award Agreement, LTI Plan documents and accept your RSU Award by accessing the Shareworks by Morgan Stanley website at www.lyb.com/stock. Please contact Dennis Varghese with the Executive Services Team with any questions at [●] or by calling [●].
Congratulations Ken. You have been instrumental in continuing the success of LYB during this transition period. Your leadership has been invaluable to me as I prepared to join the company. I sincerely thank you for your contributions and I look forward to working with you to shape the future of LyondellBasell.
Sincerely,

Peter Vanacker
Chief Executive Officer